Exhibit 1

May 3, 2021

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of the Form U-1 dated May 3, 2021, of Collectable Sports Assets, LLS and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs therein. We have no basis to agree or disagree with the other statements of the registrant therein.

/s/ Jason M. Tyra, CPA, PLLC
Jason M. Tyra, CPA, PLLC
Dallas, TX
May 3, 2021